SOLAR THIN POWER, INC.
25 Highland Boulevard
Dix Hill, New York 11746

April __, 2009

Kraft Elektronika Srt and
Buda Solar Limited
H-1021 Budapest, Kuruclesi u. 40
Hungary
Attn: Istvan Krafcsik,
Chief Executive Officer

Gentlemen:

This letter will serve to set forth the terms of the intercompany services in respect of the power projects being undertaken by Solar Thin Power Inc. ("ST Power") and the use of Kraft Elektronika Srt ("Kraft") and its wholly-owned subsidiary Buda Solar Limited ("Buda Solar" and collectively, with Kraft, the "Corporations"), as a preferred supplier of amorphous silicon photovoltaic module manufacturing equipment (the "PV Equipment"). ST Power and the Corporations are sometimes collectively referred to as the "Parties."

1. Business.

(a) The Corporations primary business is the design, manufacture and installation of PV Equipment Lines utilized in the production of "thin film" photovoltaic manufacturing facilities. Kraft offers to clients throughout the world, the PV Equipment both individually and in multiple PV Equipment lines, on a "turnkey" basis.

(b) ST Power's primary business is the ownership, both minority and majority, of "thin film" manufacturing plants and the development and/or ownership of both power projects and manufacturing integrated power projects.

2. ST Power Right to Purchase Equipment:

(a) ST Power will have the right to integrate "turnkey" PV Equipment into its power project offering, i.e. to market manufacturing integrated power projects.

(i) ST Power will receive "most favored nations" pricing from the Corporations on purchases of PV Equipment and/or PV Equipment Lines for integration in such power projects provided other terms and conditions shall be similar to those offered to third parties. Alternatively ST Power may refer the PV Equipment costumer to Kraft in return for a 5% commission.

(ii) ST Power will retain the right to mark up in its power projects the prices for PV Equipment or PV Equipment Lines sold by Kraft and will have sole responsibility for pricing decisions and customer management; ***provided, however***, that all PV Equipment and PV Equipment Lines will (subject to "most favored nations" pricing) be purchased and priced in the power project offering consistent with Kraft's then current Global Pricing Policies.

(iii) ST Power may elect, in the exercise of its sole and absolute discretion, to structure one or more power projects with Kraft as the general contractor, or with ST Power as the general contractor and Kraft as the sub-contractor, for the manufacturing facility portion of the integrated offering.

(b) ST Power will have a right to purchase equipment for its own use on either a cost plus basis or a "most favored nations" basis provided it maintains a minimum 20% interest in the module manufacturing facility and/or the manufacturing integrated power project. In the event that ST Power chooses to purchase on a cost plus basis STF will provide Kraft with an interest in the project comparable with the value of the discount of the equipment.

3. **Commission on referred power projects**.

In the event and to the extent that either of the Corporations or its Executive Officers shall refer a power project to ST Power, such persons or the Corporations shall be entitled to receive a commission on a negotiated case-by-case basis which shall be comparable to the commission offered to third parties.

4. Miscellaneous.

(a) This Agreement may be amended or modified from time to time only by the written consent of the Company and by a writing signed by the Corporations and all of the Shareholders.

(b) This Agreement is binding on and inures to the benefit of the Parties hereto and their respective heirs, legal representatives, successors, and assigns.

(c) This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, United States of Amercia, without giving effect to any principles of conflicts of laws. Any provision of this Agreement prohibited by the laws of the State of New York shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement. All disputes, claims or controversies arising out of or relating to this Agreement, or any agreement executed and delivered pursuant hereto, or the negotiation, breach, validity or performance hereof, or the transactions contemplated hereby which cannot be resolved by good faith negotiations, shall be exclusively submitted to final and binding arbitration in London England before a panel of three arbitrators appointed by the International Chamber of Commerce; *provided, that* if any Party has no adequate remedy at law he or it may seek emergency injunctive relief or specific performance before any court of competent jurisdiction in Hungary or the United States. The decision and award of the arbitrators shall be enforceable in any court of competent jurisdiction in the United States and Hungary. Subject to the availability of the arbitration panel, the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any Party hereto. In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each Party and any third-Party witnesses. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrators' decision and award shall be made and delivered within ninety (90) days of the commencement of the arbitration. The arbitrators' decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages. The Parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (a) bear their own attorneys' fees, costs and expenses in connection with the arbitration, and (b) share equally in the fees and expenses of the

arbitration. including forum fees, the fees of the arbitrators and the cost of the official transcript of the proceedings. The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to the proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other Party in enforcing the award. This Section 4.6 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(d) This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts when signed and assembled together will constitute a single, fully-executed instrument.

If the above accurately reflects the substance of our mutual agreement and understanding, please so indicate by executing a copy of this agreement in the space provided below.

Very truly yours,

SOLAR THIN POWER INC.

By: ______________________
Name: Robert M. Rubin
Title: Chief Financial Officer

Accepted and Agreed To:

KRAFT ELEKTRONIKA SRT

By: ______________________
Istvan Krafcsik,
Chief Executive Officer

BUDA SOLAR LIMITED

By ______________________
Istvan Krafcsik,
Chief Executive Officer